Exhibit 99.2

October 2, 2013

Bulletin No. 1435

Bank Renews Participation in Mortgage Partnership Finance Program

Dear Chief Executive Officer:

We are pleased to announce that the Federal Home Loan Bank of San Francisco is renewing its participation in the Mortgage Partnership Finance® (MPF®) Program. Under the program, the Bank will purchase mortgage loans from members for its own portfolio and will also facilitate the sale of loans originated by members to other investors.

Initially, we plan to offer the following products to a small number of members beginning in 2014:

  Original MPF: The Bank will purchase conventional, conforming fixed rate mortgage loans.
  MPF Government: The Bank will purchase FHA/VA-insured mortgage loans.
  MPF Xtra®: The Bank will facilitate the purchase of conventional, conforming fixed rate mortgage loans for concurrent sale to Fannie Mae.

After piloting the program with a small number of members, we expect to add other high credit quality members that are active, experienced mortgage originators and servicers later in 2014 or in 2015.

Renewing our participation in the MPF Program will allow us to offer members a price-competitive alternative secondary market channel for their mortgage originations. It will also allow us to increase our core mission assets and offer a new tool, through the MPF Government product, to help low-income and moderate-income homeowners and first-time homebuyers.

If you have any questions about the MPF Program, please call your Relationship Manager.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc:  Chief Financial Officer
       Credit Contact

("Mortgage Partnership Finance," "MPF," and "MPF Xtra" are registered trademarks of the Federal Home Loan Bank of Chicago.)

This bulletin is neither an offer to sell nor a solicitation of an offer to purchase any capital stock of the Federal Home Loan Bank of San Francisco ("Bank"). This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will," "plan," or "expect," their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, changes in economic conditions, the Bank's business model, the housing and mortgage markets, and in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.